Exhibit 21.1

List of subsidiaries of RHI Entertainment, Inc.

Company	State

RHI Entertainment Holdings II, LLC 9/6/07	DE
RHI Entertainment, LLC 7/12/94	DE
RHI Entertainment Production, LLC 6/7/99	DE
NGP Holding Inc. 2/1/00	DE
Metropolitan Productions, Inc. 2/8/95	DE
Don Quixote, Inc. 12/6/99	DE
HE PRO Tunes, Inc. 7/24/96	DE
HEP Music, Inc. 7/24/96	DE
HEGOA Inc. 4/23/01	DE
HEDAUS Pty Limited 9/18/03
Independent Projects, Inc. 11/13/96	DE
RHI International Distribution Inc. 6/08/06	DE
RHI Entertainment Distribution, LLC 6/7/99	DE
RHI Entertainment Limited 3/16/96	UK
RHI Entertainment Kft 3/17/04	HU
SLB Productions, Inc. 3/1/02
Wayzgoose Concert Services BV (NL) 9/18/86
HEP SS Music, Inc. 2/21/03	DE
RHI Entertainment Australia Pty. Ltd. 9/25/02
Beechmoon Limited 7/25/00	UK
Christmas Carol Limited – 3/05/04	UK
Dinotopia Productions Limited 9/1/98	UK
DTS Productions Ltd. 8/21/01
LIW Films Limited UK 7/7/98
Mysterious Passions Limited 7/30/97	UK
Rough Film Productions Limited 2/18/98	UK

Thistle Management Ltd. BVI 8/10/98
S F R Limited 2/6/01